Exhibit 10.60

Grant No.:

CUBESMART
2007 EQUITY INCENTIVE PLAN
(As Amended and Restated, Effective June 2, 2010)

PERFORMANCE-VESTED RESTRICTED SHARE UNIT AGREEMENT

This is a Performance-Based Restricted Share Unit Award (the “Award”) from CubeSmart, A Maryland real estate investment trust (the “Company”) to the Grantee named below (the “Grantee”), subject to the vesting conditions set forth in the attachments.  Upon the vesting of the Performance-Based Restricted Share Units under this Award, the Company will deliver one common shares of beneficial interest, $.01 par value (a “Share”), of the Company to the Grantee for each vested Performance-Based Restricted Share Unit.  Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment, and in the Company’s 2007 Equity Incentive Plan.

Grant Date:
Name of Grantee:
Number of Performance-Based Restricted Stock Units Covered by Grant, subject to satisfaction of the applicable performance conditions:

Maximum:	(2x Target)
Target:
Threshold:	(1/2x Target)

Performance Period:  January 1, 2014— December 31, 2016

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which will be provided on request.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
Name:

Company:
Name:

CUBESMART
2007 EQUITY INCENTIVE PLAN
PERFORMANCE-VESTED RESTRICTED SHARE UNIT AGREEMENT

Restricted Share Units/Non-transferability

This grant is a Performance Award for up to the maximum number of Restricted Share Units (“RSUs”) set forth on the cover sheet subject to the vesting conditions described below.  Each RSU represents the right to delivery of a Share upon satisfaction of the vesting conditions.  Your RSUs are restricted and may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Shares potentially subject to delivery upon vesting of RSUs be made subject to execution, attachment or similar process.

Vesting of RSUs and Issuance of Shares

The Company will issue one Share in your name with respect to each RSU that vests pursuant to the terms of this Performance-Vested Restricted Share Agreement at the expiration of the Performance Period, or such earlier time as RSUs may vest under this Award.

Your right to the Shares under this Performance-Vested Restricted Share Unit Agreement vests up to the maximum number of Shares covered by this grant, as shown on the cover sheet, on the last day of the Performance Period, provided that you continue in Service through the last day of the Performance Period.  The number of RSUs that vest, if any, and the number of Shares deliverable following vesting shall be based on the Company’s total shareholder return (appreciation in share price and dividends) (“TSR”), as measured by the average closing stock price during the thirty (30) trading days immediately preceding the first day of the performance period and the average closing stock price during the last thirty (30) trading days of the Performance Period, plus aggregate dividends, compared to the TSR of the peer group (consisting of all equity REIT’s) as set forth below:

	If the Company’s TSR for the Performance Period falls in the:	The number of RSUs that vest shall be:

	Upper Quartile (75 percentile and above)	200% of Target

	Third Quartile (50th to 74th percentile)	Target

	Second Quartile (25th to 49th percentile)	50% of Target

	Lower Quartile (below 25th percentile)	0%

The number of shares that vest for results (i) above the 25th percentile but less than the 50th percentile and (ii) above the 50th percentile but less than the 75th percentile, will be interpolated.

Dividends

On each of the Company’s dividend payment dates during the Performance Period, the Company shall credit to a bookkeeping account, solely for the purposes of recordkeeping, a number of RSUs equal to the quotient of (x) divided by (y), where (x) is an amount equal to the dividends payable with respect to the maximum number of Shares listed on the cover sheet, and (y) is the closing price of Shares on such dividend payment date, rounded to the nearest whole unit.  As of the last day of the Performance Period (or any earlier vesting date as may be provided for under this Award), RSUs credited to the bookkeeping account (“Dividend RSUs”) shall vest, if at all, to the extent of the product of (a) times (b) where (a) is the total number of Dividend RSUs and (b) is a fraction, the numerator of which is the number of other RSUs that vest under this Award and the denominator of which is the maximum number of Shares listed on the cover sheet.

Termination of Service Due to Death, Disability, Retirement, Company-Initiated Termination of Service Without Cause

If you terminate Service due to death, disability, or a Company-initiated termination of Service without Cause, or if you terminate your employment with the Company after you have reached age 55 and completed 10 or more years of continuous service with the Company, a pro-rated share of your RSUs will vest on the last day of the Performance Period, equal to the product of (x) times (y), rounded to the nearest whole unit, where (x) is the number of RSUs that would have vested on the last day of the Performance Period as determined on the same basis as if you had continued in active Service through the last day of the Performance Period, and (y) is a fraction, the numerator of which is the number of days that elapse from January 1, 2014 to the date on which you terminate Service, and the denominator of which is 1,095, provided further that if you terminate Service because of a Company-initiated termination of Service without Cause, vesting of your RSUs is also conditioned on your continued adherence to all restrictive covenants and confidentiality obligations you have to the Company or any of its Subsidiaries or Affiliates.

Change In Control

In the event of a Change in Control before the last day of the Performance Period, the number of RSUs subject to this Award shall be fixed at the Target number of RSUs listed on the cover sheet.  The Target number of RSUs shall vest if you continue in service through the last day of the Performance Period, provided that the Target number of RSUs shall vest on the date your Service terminates if your Service terminates because of a Company-initiated termination of Service without Cause, or your voluntary resignation with Good Reason.  If your Service terminates because of your death or disability after a Change in Control and before the last day of the Performance Period, a pro-rated share of your RSUs will vest on the last day of the Performance Period, equal to the product of (x) times (y), rounded to the nearest whole unit, where (x) is the Target number of RSUs, and (y) is a fraction, the numerator of which is the number of days that elapse from January 1, 2014 to the date on which you terminate Service, and the denominator of which is 1,095.  The term “Good Reason” shall have the meaning assigned to it in any applicable employment agreement between you and the Company or in the absence of such agreement, then in any applicable Company Executive Severance Plan.

Forfeiture of Unvested Shares

Except as provided pursuant to the terms of any Employment Agreement between you and the Company or in the provisions of this Award relating to Change in Control, in the event that your Service terminates for any reason other than death, disability, or a Company-initiated termination of Service without Cause before the last day of the Performance Period, you will forfeit to the Company all of the Shares subject to this grant that have not yet vested.

Repayment

If it is determined by the Board that your gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of Shares delivered pursuant to the vesting of RSUs, or to effect the cancellation of unvested RSUs, if (i) the vesting of RSUs was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and (ii) the extent of vesting of RSUs would have been less had the financial statements been correct.  You also agree that the Board has the authority to amend this provision relating to repayment to the extent it reasonably determines that such an amendment is required to comply with the Dodd—Frank Wall Street Reform and Consumer Protection Act, or any other applicable law relating to repayment of compensation following the restatement of financial statements by a public company.

Withholding	You agree, as a condition of this grant, that you will make acceptable arrangements to

Taxes

pay any withholding or other taxes that may be due as a result of the vesting of Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Shares arising from this grant, the Company shall have the right to: (i) require such payments from you, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of Shares subject to the vesting pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the RSUs unless and until the Shares relating to the RSUs vest.  You do not have the right to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Legends

Any certificates representing the Shares issued in connection with this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.